Exhibit 99.2

Contact:	Christi Woodworth
Vice President of Public Relations
(405) 225-5602

SONIC ANNOUNCES THE APPOINTMENT OF

SUSAN E. THRONSON TO BOARD OF DIRECTORS

Company Declares Quarterly Dividend

OKLAHOMA CITY (April 9 2015) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced the appointment of Susan E. Thronson to its Board of Directors for a term ending at the next annual meeting of shareholders in 2016.

Ms. Thronson served as Senior Vice President, Global Marketing, at Marriott International, Inc., from July 2005 to July 2013. During her 24-year tenure with Marriott, she held a variety of progressive marketing management positions, including Senior Vice President, International Marketing, International Lodging Organization. Previous to her roles with Marriott, Thronson served as an Account Supervisor at McCann-Erickson Worldwide, one of the world’s largest advertising agency networks. Ms. Thronson is also a member of the board of directors of Angie’s List, Inc.

“We are pleased to welcome Susan to the Board,” said Cliff Hudson, Sonic Corp. CEO. “We believe her depth of knowledge and experience with brand and digital marketing combined with her leadership experience with franchising will enhance our brand.”

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $0.09 per share of common stock. The dividend is payable on May 22, 2015 to shareholders of record as of May 13, 2015. The future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the Company’s Board of Directors.

About Sonic

SONIC®, America’s Drive-In®, is the nation’s largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com. Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

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